Exhibit 99.1

MEI Pharma Announces Planned Departure of CEO Daniel P. Gold, Ph.D. and

Appointment of David M. Urso as Successor

SAN DIEGO, June 2, 2023 – MEI Pharma, Inc. (NASDAQ: MEIP) (the “Company”), a clinical-stage pharmaceutical company focused on advancing new therapies for cancer, today announced that, in connection with the Company’s previously announced succession plan, Daniel P. Gold, Ph.D’s tenure as the president and chief executive officer of MEI will end on June 2, 2023 and the Company’s board of directors has appointed David M. Urso as his successor. Mr. Urso, who joined the Company in 2014 and has been serving as the company’s chief operating officer since 2018, will also join the board of directors. Dr. Gold will remain on MEI’s board, where he will continue to share his extensive knowledge and experience with the company.

“I am very proud of the team we have built since I joined MEI as CEO in 2010. Together, we have progressed the company’s development portfolio by identifying exciting, novel oncology candidates and advancing them through clinical development,” said Dr. Gold. “As the company enters its next stage of growth, it’s the right time for David to take the reins as MEI’s next president and CEO. David joined MEI in 2014, and since that time, he has exhibited tremendous leadership across the organization. Importantly, he has been my partner in developing and overseeing the implementation of corporate strategy, while leading our business development efforts.”

Charles V. Baltic III, J.D., chair of the board of MEI added, “Succession planning is a significant focus of the MEI Board and we are pleased to have worked closely with Dan and David over the past few months to ensure a smooth transition. Dan has done an incredible job in building MEI’s capabilities and in-licensing promising, novel cancer drug candidates, all while forming and fostering a strong culture for the organization and its employees. On behalf of the board, I would like to thank Dan for his outstanding leadership and his tireless commitment to the company and patients in the advancement of treatments for cancer. We wish him all the best in his retirement and look forward to continuing to leverage his knowledge, insights, experience and commitment as he maintains his role on the MEI board.”

Mr. Urso commented, “Dan’s exceptional leadership and commitment has set the tone as MEI’s top executive for over 10 years. I’ve always admired his scientific acumen, strategic thinking and his ability to build a strong and passionate team. I’m looking forward to continuing MEI’s mission – including through the advancement of our two exciting clinical-stage programs, voruciclib and ME-344 that were identified under Dan’s leadership – while also continuing to inspire the best efforts from my colleagues.”

Mr. Urso joined MEI Pharma in April 2014 with nearly two decades of experience in the life science industry as a senior vice president and general counsel. In July 2018, he was appointed MEI’s chief operating officer. Previously, he was chief operating officer and general counsel at Tioga Pharmaceuticals, a privately held drug development company he co-founded in 2005 as a principal at Forward Ventures, where he was responsible for identifying and developing life science venture capital investments. Before joining Forward Ventures in 2002, David was director of corporate development and legal affairs at DNA Sciences. Previously, he worked as an attorney in the corporate securities and licensing groups at Wilson Sonsini Goodrich & Rosati LLP and Cooley Godward LLP, after beginning his career as a bench scientist at SmithKline Beecham and the University of Pennsylvania Medical School. Mr. Urso received a J.D. from Harvard Law School and a bachelor’s degree in Molecular Biology and Philosophy from Reed College.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a pharmaceutical company focused on developing potential new therapies for cancer. MEI Pharma’s portfolio of drug candidates includes clinical stage candidates with differentiated mechanisms of action intended to address unmet medical needs and deliver improved benefit to patients, either as standalone treatments or in combination with other therapeutic options. For more information, please visit www.meipharma.com. Follow us on Twitter @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the potential, safety, efficacy, and regulatory and clinical progress of zandelisib and our other product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, our business strategy and plans; and the sufficiency of our cash, cash equivalents and short-term investments to fund our operations. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to our failure to successfully commercialize our product candidates; the availability or appropriateness of utilizing the FDA’s accelerated approval pathway for our product candidates; final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; costs and delays in the development and/ or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; adverse effects on the Company’s business as a result of the restatement of our previously issued financial statements; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; the impact of the COVID-19 pandemic on our industry and individual companies, including on our counterparties, the supply chain, the execution of our clinical development programs, our access to financing and the allocation of government resources; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

Tel: 858-369-7104

investor@meipharma.com

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher / Aaron Palash

Tel: 212-355-4449

MEIP-jf@joelefrank.com